Exhibit 99.1

Press Release

Marco Island, Florida (July 1, 2005) - Richard Storm, Jr., Chairman of the Board and Chief Executive Officer of Marco Community Bancorp, Inc. announced today that the Company’s President, Michael A. Micallef, Jr., who also serves as the Chief Executive Officer, President and director of the Company’s wholly-owned subsidiary, Marco Community Bank, would be leaving the Bank effective July 29, 2005. He went on to say, “Michael has done an outstanding job in leading the Bank through its second full year of operations. The Bank, after only nine months of operations became profitable in May 2004 for the first time, and has had record earnings for the first quarter and remains on track for 2005.”

President Micallef stated that his decision to leave the Company and the Bank was a very difficult one. “My wife and I have developed close relationships in the Marco Island community, which we will always cherish.” President Micallef went on to say that he was moving to Lakeland, Florida to accept a similar position with a start up financial institution. “The move will allow me and my wife to be closer to our children and family, who live in Central Florida. My goal is to make this a very smooth transition with the strong management team that is in place.”

Chairman Storm advised that “the Company will be interviewing replacement candidates over the next 60 days to make sure that we have the right person to fit in with our management team.” Effective July 29th, Chairman Storm will be assuming the President’s duties at the Company level. At the Bank level, Vice Chairman and director Stephen A. McLaughlin will be assuming the position of Acting Chief Executive Officer and current Chief Financial Officer Thomas M. Whelan will be assuming the position of Interim President and Chief Operating Officer. Chairman Storm stated “Acting Chief Executive Officer McLaughlin currently serves as Vice Chairman of the Bank’s Board of Directors, and Chairman of the Bank’s Executive and Loan Committees and is very familiar with banking, which will be an asset to the Bank.”

Marco Community Bank currently has one office at 1770 San Marco Road, serving the Marco Island community.

As of May 31, 2005, Marco Community Bancorp had approximately $131 million in total assets, $115 million in loans and $14.7 million in stockholders’ equity.

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.